Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TCR2 Therapeutics Inc.:

We consent to the use of our report dated September 7, 2018, except as to note 12, which date is February 1, 2019, with respect to the balance sheets of TCR2 Therapeutics, Inc. as of December 31, 2016 and 2017, and the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2017, incorporated by reference herein.

/s/ KPMG LLP

Cambridge, Massachusetts

February 13, 2019